INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in Post-Effective Amendment No. 99 to the registration Statement (No. 2-67052) of Forum Funds of our report dated May 18, 2001 on behalf of Investors Bond Fund, Taxsaver Bond Fund, Maine Taxsaver Bond Fund, New Hampshire Taxsaver Bond Fund, Payson Balanced Fund, Payson Value Fund and Austin Global Equity Fund ("the Funds") on the financial statements and financial highlights included in the Funds' Annual Report to Shareholders and to the references to us under the headings "Financial Highlights" in the Prospectuses.


Deloitte & Touche LLP

Boston, Massachusetts
July 30, 2001